Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

McEwen Mining Inc.

We consent to the incorporation by reference in the Registration Statement: Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693 and 333-222609 filed on Form S-8; and No. 333-204688 filed on Form S-3 of McEwen Mining Inc. of our report dated March 11, 2016, with respect to the consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended December 31, 2015 which report appears in the annual report on Form 10-K of McEwen Mining Inc.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

February 21, 2018